Exhibit 13

                               PURCHASE AGREEMENT

          Minerva Fund, Inc., a Maryland corporation (the "Company"), and Furman Selz Incorporated, a Delaware corporation (the "Distributor"), hereby agree as follows:

          1. The Company hereby offers the Distributor and the Distributor hereby purchases 5,000 shares of Class A (par value $.001 per share) of the Company, representing 5,000 shares in the Equity Portfolio and 5,000 shares of Class B (par value $.001 per share) of the Company, representing 5,000 shares in the Fixed Income Portfolio, at $10.00 per share, (the "Shares"). The Distributor hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares, and the Company hereby acknowledges receipt from the Distributor of funds in the amount of $100,000 in full payment for the Shares.

          2. The Distributor represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          3. The Distributor agrees that if it or any direct or indirect transferee of the Shares redeems the Shares prior to the fifth anniversary of the date the Funds begins its investment activities, the Distributor will pay to the Company an amount equal to the number resulting from multiplying each Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by the Distributor or such transferee and the denominator of which is equal to the number of shares of each Fund outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 23rd day of September, 1993.

                               MINERVA FUND, INC.
Attest:

  /s/Carrie Zuckerman                  /s/John J. Pileggi
----------------------------   By:---------------------------------------------
Name:  Carrie Zuckerman           Name:  John J. Pileggi
                                  Title:  Treasurer

                               FURMAN SELZ INCORPORATED
Attest:

 /s/Carrie Zuckerman                 /s/Donald E. Brostrom
----------------------------   By:---------------------------------------------
Name:  Carrie Zuckerman           Name:  Donald E. Brostrom
                                  Title:  Director - Fund Services